EXHIBIT 99.1

NEWS

Omega Protein Reports 2006 Results

HOUSTON, March 12, 2007 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today reported net income of $4.6 million (19 cents a share) for the fiscal year ended December 31, 2006, compared with a net loss of $7.2 million (29 cents a share) for the year ended December 31, 2005.

For the year ended December 31, 2006, the Company had revenues of $139.8 million, compared with $109.9 million in revenues for the year ended December 31, 2005. Omega Protein recorded operating income of $8.0 million for the year ended December 31, 2006, versus operating loss of $10.9 million for the year ended December 31, 2005.

Revenues for the fourth quarter ended December 31, 2006 were $26.1 million compared with revenues of $27.1 million for the comparable quarter in 2005. Omega Protein recorded operating income of $0.1 million for the 2006 fourth quarter, versus operating loss of $2.7 million for the fourth quarter of 2005.

The losses reported for the previous periods presented were attributable to the direct impact of two hurricanes on the Company’s facilities and operations in August and September of 2005. All of the Company’s Gulf of Mexico operations were impacted in 2005 and, to some extent, diminished capabilities carried forward into 2006. The Company’s 2006 results are the result of higher sales prices and increased sales volumes, offset by higher costs of sales. The higher costs of sales were attributable to increased energy costs, higher repair costs and poor fish oil production yields.

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions and disease; (2) the impact of worldwide supply and demand relationships on prices for the Company’s products; (3) Omega Protein’s expectations regarding demand for OmegaPure® proving to be incorrect; and (4) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its 2006 Annual Report on Form 10K under the headings, “Management’s Discussion and Analysis of Financial Condition” and “Risk Factors.”

OMEGA PROTEIN CORPORATION

Statement of Operations

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	(in thousands, except per share amounts)
Revenues	$26,104	$27,137	$139,834	$109,896
Cost of sales	22,577	23,485	116,638	91,985

Gross profit	3,527	3,652	23,196	17,911
Selling, general and administrative expense	3,239	3,806	13,683	12,906
Loss resulting from natural disasters, net	197	2,560	1,548	15,743
Loss (gain) on disposal of assets	(20)	14	9	149

Operating income (loss)	111	(2,728)	7,956	(10,887)
Interest income (expense), net	(895)	(233)	(1,938)	(640)
Other expense (income), net	(85)	(52)	(244)	73

Income (loss) before income taxes	(869)	(3,013)	5,774	(11,454)
Provision (benefit) for income taxes	(473)	(1,201)	1,202	(4,268)

Net income (loss)	$(396)	$(1,812)	$4,572	$(7,186)

Basic earnings (loss) per share	$(0.02)	$(0.07)	$0.19	$(0.29)

Average common shares outstanding	22,026	25,024	24,322	24,974

Diluted earnings (loss) per share	$(0.02)	$(0.07)	$0.18	$(0.29)

Average common shares and common share equivalents outstanding	22,026	25,024	25,200	24,974

OMEGA PROTEIN CORPORATION

CONDENSED BALANCE SHEET

(Unaudited)

	December 31, 2006	December 31, 2005
	(in thousands)
ASSETS
Current assets	$89,759	$98,390
Property and equipment, net	100,776	93,965
Deferred tax assets, net	4,103	6,293
Other assets, net	6,080	1,579

Total assets	$200,718	$200,227

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$18,683	$19,270
Long-term debt, less current maturities	72,693	27,658
Other long-term liabilities	8,252	10,932
Stockholders’ equity	101,090	142,367

Total liabilities and stockholders’ equity	$200,718	$200,227

Book value per share outstanding	$6.24	$5.69

CONTACT:

Investor Relations, (713) 623-0060

Web site: www.omegaproteininc.com

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